Exhibit 10.7

PetroTech Holdings, Corp.

c/o Laurus Capital Management, LLC

335 Madison Avenue, 10th Floor

New York, New York 10017

May 12, 2009

PetroAlgae Inc.

11901 South Harbor City Blvd. Third Floor

Melbourne, Florida 32901

Attn: David Szostak, President

Re: Letter Agreement

Gentlemen:

Reference is made to PetroTech Holding, Corp.’s (“PetroTech”) current holdings of 100,000,000 million shares of common stock, par value $0.001 per share, of PetroAlgae Inc. (“PetroAlgae” or “Issuer”), a publicly traded company quoted on the Over-the-Counter Electronic Bulletin Board (the “Principal Market”) under the symbol “PALG” (the “Equity Interest”).

1. PetroTech and PetroAlgae each hereby agree, subject to the restrictions described below, to consummate a merger and/or consolidation (a “Merger”) of Petrotech with and into PetroAlgae, with PetroAlgae as the surviving party of the Merger, to take place promptly following the first date upon which (i) PetroAlgae shall have attained, for a consecutive twelve (12) month period, EBITDA, as calculated in accordance with GAAP or otherwise in a manner agreed to by each of the parties hereto, of not less than $100,000,000 (such first date, the “Trigger Date”) and (ii) the Merger Pre-Conditions (as defined below) shall have been satisfied. Each of PetroTech and PetroAlgae hereby agree to negotiate in good faith the final definitive documentation necessary to effect the Merger, such negotiation to commence promptly following or in reasonable anticipation of the occurrence of the Trigger Date. Such final document shall include, without limitation, the following terms and conditions (the “Merger Pre-Conditions”):

a.	The Equity Interests and all other assets and liabilities of PetroTech as of closing date of the Merger (the “Exchanged Assets”) shall at the time of closing of the Merger be exchanged with PetroAlgae for newly issued shares of common stock, par value $0.001 per share, of PetroAlgae (the “Exchanged Shares”). The number of Exchanged Shares to be issued to the owners of PetroTech or their designee(s) shall be determined by dividing the fair market value of the Exchanged Assets (less liabilities of PetroTech that are assumed by PetroAlgae) by the average closing price of each share of common stock of PetroAlgae as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding the closing date of the Merger.

b.	Each of the Issuer, each registered owner, option holder and warrant holder of PetroTech as of the Trigger Date (collectively, the “Owners” and each, an “Owner”), XL TechGroup, Inc. (“XLT” and, together with each Owner, the “Related Shareholders” and each, a “Related Shareholder”), shall have agreed to, executed and delivered to all other parties thereto, a shareholders agreement (the “Shareholders Agreement”) in form and substance acceptable to each party thereto. The terms of such Shareholders Agreement shall define the rights and obligations of each Related Shareholder and shall not be inconsistent with the terms abd liquidation preferences associated with the preferred and common stock of PetroTech outstanding immediately prior to closing date of the Merger. For purposes hereof, XLT’s rights and obligations under the Shareholders Agreement shall not be inconsistent with its rights and obligations under that certain Letter Agreement entered into with PetroTech, dated August 15, 2008 and relating to the XLT Distribution as defined therein.

c.	Such other terms and conditions as are customary for transactions of similar type or are otherwise deemed necessary by either the Issuer or PetroTech.

2. Each of PetroTech and PetroAlgae hereby agree that at any time following the Trigger Date but prior to the closing date of the Merger, the Related Shareholders, by unanimous written consent delivered to each of PetroTech and PetroAlgae, may elect to delay the closing date of the Merger and/or terminate the proposed Merger. Any such election shall be binding upon PetroAlgae, PetroTech and each Related Shareholder. In the event that the Related Shareholders elect to delay the closing of the Merger, such new closing date shall be determined by the Related Shareholders in consultation with XLT and the Issuer.

3. In consideration of PetroAlgae’s agreements in Sections 1 and 2 above, PetroTech hereby agrees that during the Period (as define below), PetroTech will not, without the prior written consent of PetroAlgae (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any shares of common stock, par value $0.001 of PetroAlgae (the “Common Stock”), options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by PetroTech. PetroTech also agrees and consents to the entry of stop transfer instructions with the PetroAlgae’s transfer agent and registrar against the transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock held by the undersigned except in compliance with the foregoing restrictions. The “Period” shall mean the date hereof through and including the earlier to occur of consummation or termination of the Merger.

4. This Letter Agreement may not be amended or waived except by an instrument in writing signed by the each of the parties hereto. This Letter Agreement may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any signature delivered by a party by facsimile transmission or other electronic transmission shall be deemed to be an original signature hereto.

5. THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

6. Any provision of this Letter Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Letter Agreement.

[SIGNATURE PAGES FOLLOW]

Very truly yours,
PETROTECH HOLDINGS, CORP.
By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

The foregoing is hereby accepted and agreed

to this 12th day of May, 2009.

PETROALGAE INC.
By:	/s/ David Szostak
Name:	Davis Szostak
Title:	President

SIGNATURE PAGE TO

LETTER AGREEMENT RE:

MERGER WITH PETROALGAE